Item 1. N/A

Item 2.        Disposition of Assets

On January 22,2003, Ricketts Enterprises International Inc, a subsidiary of REII Incorporated (the "Company") disposed of One (1) residential building held for investment purposes.

        The total selling price of the one residential building is follows:

        222 Willoughby Dr. Naples FL 34110           $225,000.00

                                                       ----------
        Gross Sales prices                           $225,000.00


       Cost of Sales Action                          $  3,567.51
                                             ----------
       Net Income from Sale                          $221,432.49

       The Historical value of this property as carried on the company's books was $156,000.00 thereby showing a net profit on this transaction of $65,432.49
 The income from this sale will be added to company's working capital.
     On october 30,2003, Ricketts Enterprises Internationa Inc., a Subsidiary of REII Incorporated (the "Company" ) disposed of one residential building held for investment purposes.
      The total selling price of the one residential building as follows:
      5247-49 24 Ave SW, Golden Gate, FL 34116       $ 195,000.00
                                                     ____________
                          Gross Sales Price          $ 195,000.00
                          Cost Of sales Action          14,731.00
                                                     _____________
                          Net Income From Sales      $ 180,269.00

       The historical value of this property as carried on the company's books was $ 115,000.00. Thereby showing a net profit on this transaction of $65,269.00

  On November 5th, 2003, Ricketts EnterprisesInternational Inc. a subsidiary of REII Incorporated, disposed of one (1) rental property at 17605 North Hagen Dr. Houston Tx 77084.

             The total selling price of the one (1) property is as
             follows:
             17605 North Hagen Dr. Houston Tx. 77084 $ 62,000.00
                                                     ____________
                               Gross Sales Price     $ 62,000.00
                               Cost of Sales Action     6,455.00
                                                     ____________
                               Net Income from Sales $ 56,013.75
    The historical value of this property as carried on the company's book was $ 28,900.00 thereby showing a net profit on this transaction of $ 27,133.00